Exhibit 15.2
[SRK CONSULTING LETTERHEAD]
     The Board of Directors of
     Randgold Resources Limited (the “Company”)
          Re: Consent
     Gentlemen:
          SRK Consulting Perth (“SRK”) hereby consents to the reference to SRK and its representative in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009 (the “Annual Report’) to which this consent is an exhibit, to any reference to SRK under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as determined by SRK for the Kibali project.
     Dated this 29th day of March, 2010.
     SRK Consulting

By:	/s/ Paul W. Kerr
Name: Paul W. Kerr
Title: Senior Consultant (Mining)